Exhibit 99.1

May 28, 2013

FXCM Inc. Announces Proposed Private Offering of $125 Million of Convertible Senior Notes due 2018

NEW YORK — FXCM Inc. (NYSE: FXCM) today announced it intends to offer, subject to market and other conditions, $125 million in aggregate principal amount of convertible senior notes due 2018. The notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). FXCM Inc. also expects to grant the initial purchasers of the notes an option to purchase up to an additional $18.75 million in aggregate principal amount of notes.

The notes will be convertible at the holder’s option in certain circumstances. Upon conversion, we will deliver cash up to the principal amount. With respect to any conversion value in excess of the principal amount, we will deliver shares of FXCM Inc. Class A common stock (unless we elect to deliver cash in lieu of all or a portion of such shares).

FXCM Inc. and its subsidiaries intend to use a portion of the net proceeds of the offering to fund the net cost to FXCM Inc. of the convertible note hedge transactions described below after such cost is partially offset by proceeds from the warrant transactions described below, and repay approximately $80.0 million of outstanding borrowings under FXCM Holdings, LLC’s revolving credit facility. FXCM Inc. and its subsidiaries intend to use the remaining net proceeds from the offering for general corporate purposes, including potential future acquisitions.

In connection with the offering of the notes, FXCM Inc. intends to enter into privately negotiated convertible note hedge transactions with affiliates of the initial purchasers (the “hedge counterparties”). The convertible note hedge transactions are intended to reduce the potential dilution and/or offset potential cash payments FXCM Inc. is required to make upon conversion of the notes.

FXCM Inc. also intends to enter into privately negotiated warrant transactions with the hedge counterparties. The warrant transactions will have a dilutive effect to the extent that the market price per share of FXCM Inc.’s Class A common stock exceeds the applicable strike price of the warrants on the applicable expiration dates of the warrants.

In connection with establishing their initial hedges of the convertible note hedge transactions and warrant transactions, concurrently with, or shortly after, the pricing of the notes, the hedge counterparties or their affiliates expect to purchase FXCM Inc.’s Class A common stock in open market transactions and/or privately negotiated transactions and/or enter into various cash-settled derivative transactions with respect to FXCM Inc.’s Class A common stock. In addition, the hedge counterparties or their affiliates may modify their hedge positions by entering into or unwinding various derivative transactions with respect to FXCM Inc.’s Class A common stock and/or by purchasing or selling FXCM Inc.’s Class A common stock in open market transactions and/or privately negotiated transactions following the pricing of the notes from time to time (and are likely to do so during any conversion period related to a conversion of notes). Any of these transactions and activities could increase, decrease or prevent a decline in the market price of FXCM Inc.’s Class A common stock.

The notes and any shares of FXCM Inc.’s Class A common stock issuable upon conversion of the notes will not be and have not been registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States or to any U.S. persons absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of FXCM Inc.’s Class A common stock issuable upon conversion of the notes, nor shall there be any offer, solicitation or sale of any notes or any shares of FXCM Inc.’s Class A common stock issuable upon conversion of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Disclosure Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect FXCM Inc.’s current views with respect to, among other things, its operations and financial performance for the future. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. FXCM Inc. believes these factors include but are not limited to evolving legal and regulatory requirements of the FX industry, the limited operating history of the FX industry, risks related to the protection of its proprietary technology, risks related to its dependence on FX market makers, market conditions and those other risks described under “Risk Factors” in FXCM Inc.’s Annual Report on Form 10-K and other SEC filings, which are accessible on the SEC website at sec.gov.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this presentation and in our SEC filings. FXCM Inc. undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

FXCM Inc.

Jaclyn Klein, 646-432-2463
Vice-President, Corporate Communications
jklein@fxcm.com or investorrelations@fxcm.com

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